EXHIBIT 99.1

News

MGE Energy Reports Second-Quarter 2026 Earnings

Madison, Wis., August 05, 2026—MGE Energy, Inc. (Nasdaq: MGEE), today reported financial results for the second quarter of 2026.

MGE Energy's GAAP (Generally Accepted Accounting Principles) earnings for the second quarter of 2026 were $33.4 million, or $0.89 per share, compared to $26.5 million, or $0.72 per share, for the same period in the prior year.

Electric segment earnings increased $3.0 million for 2026 compared to 2025, reflecting strategic capital investments that grew rate base, largely driven by the successful deployment of key renewable energy projects. Gas net income remained stable compared to the second quarter of 2025. In addition, earnings benefited from approximately $3.9 million of investment gains, including returns from venture capital funds focused on technologies and innovations relevant to the evolving energy industry.

MGE Energy, Inc.

(In thousands, except per-share amounts)

(Unaudited)

Three Months Ended June 30,	2026	2025
Operating revenues	$161,195	$159,452
Operating income	$32,634	$34,223
Net income	$33,353	$26,498
Earnings per share - basic	$0.89	$0.73
Earnings per share - diluted	$0.89	$0.72
Weighted average shares outstanding - basic	37,351	36,540
Weighted average shares outstanding - diluted	37,456	36,569

Six Months Ended June 30,	2026	2025
Operating revenues	$403,898	$378,422
Operating income	$85,786	$87,088
Net income	$81,834	$68,090
Earnings per share - basic	$2.21	$1.86
Earnings per share - diluted	$2.21	$1.86
Weighted average shares outstanding - basic	36,972	36,526
Weighted average shares outstanding - diluted	37,029	36,557

About MGE Energy

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric, generates and distributes electricity to 170,000 customers in Dane County, Wis., and purchases and distributes natural gas to 180,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on MGE Energy's current expectations, estimates and assumptions regarding future events, which are inherently uncertain. We caution you not to place undue reliance on any forward-looking statements, which are made as of the date of this press release. We undertake no obligation to revise or update publicly any such forward-looking statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to our business in general, please refer to the “Risk Factors” sections in our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

Contact:	Steve B. Schultz Media Relations 608-252-7219 | sbschultz@mge.com Ken Frassetto Investor Relations 608-252-4723 | kfrassetto@mge.com